Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2015 Results

MURFREESBORO, Tenn. – (May 7, 2015) National Health Investors, Inc. (NYSE:NHI) announced today its Normalized Funds From Operations (“FFO”), its Normalized Adjusted Funds From Operations (“AFFO”), its Normalized Funds Available for Distribution (“FAD”) and net income attributable to common stockholders for the three months and year ended ended March 31, 2015.

Q1 Highlights

•	Announced $209.5 million in new real estate development and mortgage loan financing for senior housing communities

•	Issued $225 million in unsecured private placement debt, interest only, 3.99% 8-year term; 4.51% 12-year term

•	Closed $78 million in Fannie Mae secured debt, interest only, 3.79% 10-year term

•	Launched $300 million at-the-market equity distribution program

•	Bickford RIDEA same store EDITDARM increased 6.9% quarter over quarter

Financial Results

•	Normalized FFO per diluted common share for the three months ended March 31, 2015, was $1.13, an increase of 7.6% over the same period in the prior year.

•	Normalized AFFO per diluted common share for the three months ended March 31, 2015 was $.99, an increase of 6.5% over the same period in the prior year.

•	Normalized FAD for the three months ended March 31, 2015, was $1.03, an increase of 6.2% over the same period in the prior year.

•	FFO per diluted common share for the three months ended March 31, 2015, was $1.13, an increase of 15.3% over the same period in the prior year.

•	Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2015, was $0.79, an increase of 11.3% over the same period in the prior year.

The Company defines Normalized FFO as FFO adjusted for infrequent or unpredictable items detailed in the reconciliations. We define Normalized AFFO as Normalized FFO excluding the effects of straight-line lease revenue, amortization of debt issuance costs and the non-cash amortization of the original issue discount of our unsecured convertible notes. The Company defines Normalized FAD as Normalized AFFO excluding the effect of non-cash compensation expense.

The reconciliation of net income attributable to common stockholders to our FFO, Normalized FFO, Normalized AFFO and Normalized FAD is included as a table to this press release and filed in the Company's Form 10-K with the Securities and Exchange Commission.

NHI Reports First Quarter 2015 Results

May 7, 2015

2015 Guidance
The Company currently expects Normalized FFO for 2015 to be in the range of $4.52 to $4.58 per diluted common share and Normalized AFFO to be in the range of $4.00 to $4.04 per diluted common share. The Company's guidance range for the full year 2015, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

	Full-Year 2015 Range
	Low	High
Net income per diluted share attributable to common stockholders	$3.19	$3.22
Plus: Depreciation	1.33	1.36
Normalized FFO per diluted common share	$4.52	$4.58
Less: Straight-line rental income	(0.60)	(0.62)
Plus: Amortization of debt issuance costs	0.05	0.05
Plus: Amortization of original issue discount	0.03	0.03
Normalized AFFO per diluted common share	$4.00	$4.04

The Company’s guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The Company does not include an estimate of investment volume in its guidance range. The guidance is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company’s guidance range allows for the uncertainty inherent in the structure and timing of the financing required to fund previously announced investments. The Company’s guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Friday, May 8, 2015, at 12 p.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (212) 231-2930 with the confirmation number, 21767651. The live broadcast of NHI's fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals.
Visit www.nhireit.com for more information.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.

NHI Reports First Quarter 2015 Results

May 7, 2015

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2015	2014
Net income attributable to common stockholders	$29,683	$23,533
Elimination of certain non-cash items in net income:
Depreciation	13,014	9,237
Depreciation related to noncontrolling interest	(278)	(246)
Funds from operations	42,419	32,524
Debt issuance costs expensed due to credit facility modifications	—	2,145
Normalized FFO	42,419	34,669
Straight-line lease revenue, net	(6,089)	(4,195)
Straight-line lease revenue, net, related to noncontrolling interest	15	17
Amortization of original issue discount	271	15
Amortization of debt issuance costs	549	353
Normalized AFFO	37,165	30,859
Non-cash stock based compensation	1,464	1,349
Normalized FAD	$38,629	$32,208

BASIC
Weighted average common shares outstanding	37,558,067	33,051,415
FFO per common share	$1.13	$.98
Normalized FFO per common share	$1.13	$1.05
Normalized AFFO per common share	$.99	$.93
Normalized FAD per common share	$1.03	$.97

DILUTED
Weighted average common shares outstanding	37,645,265	33,085,232
FFO per common share	$1.13	$.98
Normalized FFO per common share	$1.13	$1.05
Normalized AFFO per common share	$.99	$.93
Normalized FAD per common share	$1.03	$.97

See Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD.

NHI Reports First Quarter 2015 Results

May 7, 2015

Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

These supplemental operating performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations ("FFO"), Normalized FFO, Normalized Adjusted Funds From Operations ("AFFO") and Normalized Funds Available for Distribution ("FAD") may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these operating performance measures, caution should be exercised when comparing our Company's FFO, Normalized FFO, Normalized AFFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP") (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

We believe that FFO and normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Adjusted Funds From Operations - AFFO

In addition to the adjustments included in the calculation of normalized FFO, normalized AFFO excludes the impact of any straight-line lease revenue, amortization of the original issue discount on our convertible senior notes and amortization of debt issuance costs.

We believe that normalized AFFO is an important supplemental measure of operating performance for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires the original issue discount of our convertible senior notes and debt issuance costs to be amortized as non-cash adjustments to earnings. Normalized AFFO is useful to our investors as it reflects the growth inherent in the contractual lease payments of our real estate portfolio.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of normalized AFFO, normalized FAD excludes the impact of non-cash stock based compensation.

We believe that normalized FAD is an important supplemental measure of operating performance for a REIT as a useful indicator of the ability to distribute dividends to shareholders.

NHI Reports First Quarter 2015 Results

May 7, 2015

Condensed Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2015	2014

Revenues:
Rental income	$52,495	$40,313
Interest income from mortgage and other notes	2,121	1,756
Investment income and other	1,135	1,067
	55,751	43,136
Expenses:
Depreciation	13,014	9,237
Interest, including amortization of debt discount and issuance costs	8,412	6,887
Legal	104	73
Franchise, excise and other taxes	134	306
General and administrative	3,845	2,935
	25,509	19,438
Income before equity-method investee, discontinued operations
and noncontrolling interest	30,242	23,698
(Loss) income from equity-method investee	(229)	158
Net income	30,013	23,856
Less: net loss attributable to noncontrolling interest	(330)	(323)
Net income attributable to common stockholders	$29,683	$23,533

Weighted average common shares outstanding:
Basic	37,558,067	33,051,415
Diluted	37,645,265	33,085,232

Earnings per common share:
Net income attributable to common stockholders - basic	$.79	$.71
Net income attributable to common stockholders - diluted	$.79	$.71

Regular dividends declared per common share	$.85	$.77

NHI Reports First Quarter 2015 Results

May 7, 2015

Selected Balance Sheet Data
(in thousands)
	March 31, 2015	December 31, 2014

Real estate properties, net	$1,767,814	$1,776,549
Mortgage and other notes receivable, net	101,529	63,630
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	4,190	3,287
Marketable securities	16,387	15,503
Straight-line rent receivable	41,243	35,154
Equity-method investment and other assets	50,421	50,705
Debt	899,420	862,726
National Health Investors Stockholders' equity	1,036,539	1,039,925